Prospectus Supplement

(To Prospectus dated June 21, 2002 and Prospectus dated July 24, 2002)

Filed pursuant to Rule 424(b)(5)

SEC File No. 333-89204

SEC File No. 333-92196

3,500,000 Shares

Common Stock

Quicksilver Resources Inc. is offering 3,500,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “KWK.” On August 20, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $24.81 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 1 of each accompanying prospectus.

	Per Share	Total
Public offering price	$23.15	$81,025,000
Underwriting discount	$0.50	$1,750,000
Proceeds to Quicksilver Resources Inc., before expenses	$22.65	$79,275,000

The selling stockholder identified in the accompanying prospectus dated July 24, 2002 has granted the underwriter a 30-day option to purchase up to an additional 525,000 shares of our common stock at the public offering price less the underwriting discount to cover any over-allotments.

Delivery of the shares will be made on or about August 26, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or either accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is August 20, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in three parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second and third parts, the accompanying prospectuses, give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to all three parts combined.

If the description of the offering varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectuses and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectuses, or the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein and therein, is accurate as of any date other than its respective date.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectuses, and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectuses, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus supplement and the accompanying prospectuses or incorporated by reference into this prospectus supplement and the accompanying prospectuses that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “will,” “could” or “may” or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. For a discussion of important factors that could affect our actual results or cause our actual results to differ materially from the results anticipated by these forward-looking statements, please refer to the section entitled “Risk Factors” beginning on page 1 of each accompanying prospectus. These important factors also include the factors that we identify in the documents we incorporate by reference. You should read these risk factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectuses and the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear.

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QUICKSILVER RESOURCES INC.

We are an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids, primarily from unconventional reservoirs such as fractured shale, coal beds and tight sands. Our operations are concentrated in Michigan, Indiana, Wyoming, Montana and, more recently, in the Canadian province of Alberta. As of December 31, 2002, over 81% of our estimated proved reserves were located in Michigan. Such reserves are characterized by long reserve lives and predictable well production profiles, with additional reserve and production enhancement opportunities. We recently began to focus on the exploration and development of coal bed methane reserves in Alberta, Canada. We believe that much of our future growth will be through development of our interests in these Canadian coal bed methane projects.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 3,500,000 shares of common stock in the offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $79,175,000.

We currently expect to use the net proceeds from the sale of our common stock for reduction of indebtedness outstanding under our credit facility. The reduction will provide additional borrowing availability under our credit facility:

•	to fund development and exploration;

•	for strategic acquisitions; and

•	for working capital and other general corporate purposes.

Our credit facility is a three-year revolving credit facility that matures on May 13, 2005. We can designate the interest rate on amounts outstanding under such credit facility at either the London Interbank Offered Rate (LIBOR) plus a percentage within a range of 1.25% to 2.25% (depending on the level of our utilization of the credit facility) or the bank prime rate. On July 2, 2003, our interest rate was set at 2.995% through September 30, 2003 on $177,000,000 of the total outstanding. The remaining outstanding principal balance bears interest at similar rates established on a monthly basis. The borrowing base under our credit facility increased to $250,000,000 effective December 2, 2002 as a result of a regularly scheduled semi-annual re-determination that occurred on November 1, 2002. The borrowing base remained at $250,000,000 following a May 6, 2003 semi-annual re-determination.

We will not receive any proceeds from the sale of our common stock by the selling stockholder.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 30, 2003 on an actual basis and on an as adjusted basis. The as adjusted column gives effect to our receipt of the net proceeds of approximately $79,175,000 from the sale of 3,500,000 shares of common stock in this offering, after deducting estimated underwriting discounts and estimated offering expenses. The outstanding share information in the table below assumes no exercise of the underwriter’s over-allotment option, from which we will not receive any proceeds, and excludes 682,387 shares of common stock issuable upon exercise of options outstanding as of June 30, 2003.

	June 30, 2003
	Actual	As Adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$21,448	$21,448

Long-term debt	$290,747	$211,572

Stockholders’ equity:
Preferred Stock: $0.01 par value; authorized shares – 10,000,000; 1 share issued	—	—
Common Stock: $0.01 par value; authorized shares – 40,000,000; issued shares – 23,771,365 actual; 27,271,365 as adjusted	$238	$273
Paid-in capital in excess of par value	114,291	193,431
Treasury stock: 2,576,407 shares	(10,240)	(10,240)
Accumulated other comprehensive income	(33,233)	(33,233)
Retained earnings	64,048	64,048

Total stockholders’ equity	135,104	214,279

Total capitalization	$425,851	$425,851

UNDERWRITING

We and the selling stockholder have entered into an underwriting agreement, dated as of August 20, 2003, with Bear, Stearns & Co. Inc. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 3,500,000 shares of common stock from us.

The underwriter has advised us and the selling stockholder that, initially, the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The shares are offered by the underwriter as stated herein, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part. The underwriter does not intend to confirm sales to any accounts over which the underwriter exercises discretionary authority.

The selling stockholder has granted to the underwriter an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to a total of 525,000 shares of common stock from the selling stockholder to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriter exercises the over-allotment option to purchase any of the additional 525,000 shares of common stock, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered hereby are being sold. The selling stockholder will be obligated, pursuant to the over-allotment option, to sell shares to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

The following table shows the public offering price, underwriting discount and proceeds to us and the selling stockholder from the sale of common stock. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares.

	Per Share	Total
		Without Over- Allotment	With Over- Allotment
Public offering price	$23.15	$81,025,000	$93,178,750
Underwriting discount	$0.50	$1,750,000	$2,012,500
Proceeds to us, before expenses	$22.65	$79,275,000	$79,275,000
Proceeds to the selling stockholder	$22.65	$—	$11,891,250

The expenses of the offering, other than the underwriting discount referred to above, are estimated at approximately $100,000 and are payable entirely by us.

We and the selling stockholder have severally agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our executive officers and directors, Quicksilver Energy, L.C. and the selling stockholder have agreed for a period of 90 days after the date of this prospectus supplement, subject to specified exceptions, not to issue, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, make any short sale or maintain any short position, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position,” or otherwise enter into any swap, derivative transaction or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences of common stock, whether or not such transaction is to be settled by delivery of common stock, other securities, cash or other consideration, or otherwise dispose of, any common stock, or any securities convertible into, exercisable or exchangeable for common stock, or interest therein of ours or of any of our subsidiaries without the prior consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. The underwriter does not have any current intention to release any portion of the securities subject to lock-up agreements. The foregoing restrictions will not apply to the sale of common stock in this offering or the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans and transfers by such officers, directors and stockholders of any common stock to any parent, mother-in-law or father-in-law, husband or wife, brother or sister, sister-in-law or brother-in-law, son-in-law or daughter-in-law and children of such officers, directors or stockholders or to a trust for the direct or indirect benefit of such officer, director or stockholders or their respective family members, provided that any such transferee agrees to be bound in writing by the restrictions set forth herein.

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriter that would permit a public offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectuses in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement and the accompanying prospectuses may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectuses or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectuses comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectuses. This prospectus supplement and the accompanying prospectuses do not constitute an offer to sell or a solicitation of any offer to buy any shares of common stock offered by this prospectus supplement and the accompanying prospectuses in any jurisdiction in which such an offer or a solicitation is unlawful.

Our common stock trades on the New York Stock Exchange under the symbol “KWK.” On August 20, 2003, the last reported sale price of our common stock was $24.81 per share.

A prospectus supplement and the accompanying prospectuses in electronic format may be made available on the Internet site or through other online services maintained by the underwriter of this offering, or by its affiliates. Other than any prospectus supplement made available in electronic format as described above, the information on any web site containing the prospectus supplement is not part of this prospectus supplement, the accompanying prospectuses or the registration statements of which this prospectus supplement and the accompanying prospectuses form a part, has not been approved or endorsed by us or the underwriter in such capacity and should not be relied on by prospective investors.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriter may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make “naked” short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transaction on the New York Stock Exchange or otherwise. If the underwriter commences any of these transactions, the underwriter may discontinue them at any time.

The underwriter and certain of its affiliates have in the past provided, and may in the future provide, investment banking and other financial and banking services to us for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Cantey & Hanger, L.L.P., Fort Worth, Texas. Certain legal matters relating to the common stock offered by this prospectus will be passed on for the underwriter by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

The information incorporated by reference in this prospectus supplement and the accompanying prospectuses from our Annual Report on Form 10-K for the year ended December 31, 2002 regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Holditch-Reservoir Technologies Consulting Services and Netherland, Sewell & Associates, Inc. The information is incorporated by reference in this prospectus supplement and the accompanying prospectuses in reliance upon the authority of such firm as experts in matters contained in the reports.

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectuses by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended June 30, 2003 and 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

$150,000,000

Preferred Stock

Common Stock

We may offer from time to time shares of preferred stock and shares of common stock up to a total dollar amount of $150,000,000. Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. Our common stock is traded on the New York Stock Exchange under the symbol “KWK.”

We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are principally in the states of Michigan, Wyoming, Montana and Indiana.

Investing in our securities involves risks, which are described in the

Section “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2002.

You should rely only on the information contained or incorporated by reference in this prospectus and the relevant prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or the relevant prospectus supplement. We are not including an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or the relevant prospectus supplement is accurate only as of the date on the front cover of those documents regardless of the time of delivery of this prospectus or the relevant prospectus supplement. In this prospectus and in any prospectus supplement, the terms “Quicksilver,” “we,” “our,” and “us” refer to Quicksilver Resources Inc. and, where appropriate, to our predecessors: Mercury Exploration Company; Quicksilver Energy, L.C.; Michigan Gas Partners Limited Partnership; and MSR Exploration Ltd. The term “you” refers to a prospective investor.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

QUICKSILVER RESOURCES INC.

Quicksilver is an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming, Montana and Indiana. We acquired our first significant properties in Canada in August 1999. Over the past five years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

We were incorporated in Delaware in 1997. Our principal executive offices are located at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104 and our telephone number is (817) 665-5000.

Information contained on our Website should not be considered a part of this prospectus.

RISK FACTORS

Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial position, liquidity and results of operations. You should carefully consider these factors and the specific risks set forth under the caption “Risk Factors” in any supplement to this prospectus, and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

Because we have a limited operating history, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Although our predecessors operated for years in the oil and gas industry prior to our formation, we began operations in 1998, and have a limited operating history in our current form upon which you may base your evaluation of our performance. As a result of our recent formation and our brief operating history, the operating results from the properties contributed by Mercury Exploration Company and others to us when we were formed may not indicate what our future results will be. We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed and those acquired since our formation. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

While prices for natural gas and crude oil may be favorable at any point in time, they fluctuate widely. For example, the wholesale price of natural gas fell from approximately $5.00 per thousand cubic feet in May of 2001 to near $2.00 in January of 2002. Among the factors that can cause this fluctuation are:

•	the level of consumer product demand;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political conditions in oil and gas producing regions;

•	the domestic and foreign supply of oil and gas;

•	the price of foreign imports; and

•	overall economic conditions.

Our financial statements are prepared in accordance with generally accepted accounting principles. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates. We employ the full cost method of accounting whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in separate country cost centers. These capitalized costs are amortized based on production from the reserves. These capitalized cost pools cannot exceed the present value of the underlying oil and gas reserves. A write down of these capitalized costs could be required if oil and/or gas prices fall below a certain value at each reporting period end. Future price declines or increased capitalized costs without incremental increases in oil and gas reserves could require us to record a write down.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC.

In order to prepare these estimates we and independent reserve engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

At December 31, 2001, approximately 19% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

You should not assume that the present value of future net revenues referred to in the information incorporated by reference into this prospectus from documents filed with the SEC is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. In the future, we will most likely require additional financing, in addition to cash generated from our operations, to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Our Canadian operations present unique risks and uncertainties, different from or in addition to those we face in our domestic operations.

Through our wholly-owned Canadian subsidiary, MGV Energy Inc., we have entered into joint ventures with other companies to explore for and develop coal bed methane reserves on lands in Southern Alberta owned or controlled by our joint venture partners. We share exploratory and evaluation costs with our joint venture partners, each of which has substantially greater financial and other resources than we do. Our exploration results to date have been encouraging, prompting acceleration of our scheduled activities, expansion into other areas and increases in capital expenditures. Capital expenditures relating to our Canadian operations are budgeted to be approximately $23,000,000 in 2002, constituting approximately 29% of our total budgeted capital expenditures.

If our revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have difficulty satisfying existing commitments for capital expenditures or limited ability to participate in further increases in capital expenditures that may be proposed by our joint venture partners. In the event additional capital resources are unavailable to us, we may curtail our acquisition, development drilling and other activities outside of Canada in order to keep pace with drilling activities within our joint ventures.

Our joint venture programs are still in their early stages and further pilot work and evaluation will be necessary to enable us to determine the appropriate pace of development and timing of capital expenditures. While initial test results indicate that net recoverable reserves on joint venture lands could be substantial, we can offer you no assurance that development will occur as scheduled or that actual results will be in accordance with estimates.

Other risks of our operations in Canada include, among other things, increases in taxes and governmental royalties, changes in laws and policies governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations. Our Canadian operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.

We are vulnerable to operational hazards, transportation dependencies, regulatory risks and other uninsured risks associated with our activities.

The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, pipelines and trucking or terminal facilities.

Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

Our growth in recent years has been due in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Montana, Wyoming, Indiana and Canada, we cannot assure you that we will not pursue acquisitions or properties located in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves, which are primarily in the mature Michigan basin, will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through acquisitions of producing properties where we can utilize our experience as a low-cost operator and use available cash flows to continue to exploit our existing properties. We cannot assure you, however, that our planned development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves also could increase.

We cannot control the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

•	timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.

The loss of key personnel could adversely affect our ability to operate.

Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Leverage materially affects our operations.

As of March 31, 2002 our long-term debt was $250,227,000 including $195,000,000 outstanding under our bank credit facility, $50,887,000 outstanding under our subordinated notes (as reduced by a fair value adjustment of $2,113,000 according to FAS 133) and $4,340,000 of other debt. We had $14,481,422 of available borrowing capacity under our bank credit facility. The borrowing base limitation on our credit facility is periodically redetermined. Redeterminations occur on May 1 and November 1 of each year. Upon a redetermination that reduces the borrowing base below the outstanding debt, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments.

Our level of debt affects our operations in several important ways, including the following:

•	a large portion of our cash flow from operations is used to pay interest on borrowings;

•	the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

•	the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures, despite our entry into long-term gas contracts and hedging arrangements to reduce our exposure;

•	any debt that we incur under our bank credit facility will be at variable rates, making us vulnerable to increases in interest rates, to the extent those rates are not hedged; and

•	a high level of debt will affect our flexibility in planning for or reacting to changes in market conditions.

In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A higher level of debt increases the risk that we may default on our debt obligations. Our ability to meet debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

If we are unable to repay our debt at maturity out of cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the principal or interest on our debt or that future borrowing or equity financing will be available to pay or refinance the debt. The terms of our debt may also prohibit us from taking these actions. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing or our debt include financial market conditions and our market value and operations performance at the time of the offering or other financing. We cannot assure you that any offering or refinancing can be successfully completed.

Several companies have entered into purchase contracts with us for a significant part of our production and if they default on these contracts, we could be materially and adversely affected.

Several long-term contracts for the sale of a significant portion of our natural gas production are currently in place and account for a significant portion of our total revenues. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default after taking delivery of our natural gas, it could have a material adverse effect on our cash flows for the period in which the default occurred. A default by the other parties prior to taking delivery of our natural gas could also have a material adverse effect on our cash flows for the period in which the default occurred depending on the prevailing market prices of natural gas at the time compared to the price required to be paid under the long-term contracts.

Our activities are regulated by complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

Oil and gas operations are subject to various federal, state and local government laws and regulations which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection; and

•	taxation.

From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

Internal Revenue Code Section 29 income tax benefits are due to expire at the end of 2002. Unless new legislation extends the benefits, our income will be lower starting in 2003. During 2001 and 2000, we recorded revenue of $10,895,000 and $8,273,000, respectively, from Section 29 benefits and anticipate recording $10,100,000 in 2002 from these credits.

Hedging our production may result in losses.

To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term gas contracts and hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	our production is materially less than expected; or

•	the other parties to the hedging contracts fail to perform their contract obligations.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil in the following instances:

•	there is a change in the expected difference between the underlying price in the hedging agreement and actual prices received; or

•	a sudden unexpected event materially impacts natural gas or crude oil prices.

Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

Members of the Darden family, together with Mercury Exploration Company and Quicksilver Energy, L.C., companies primarily owned by the members of the Darden family, beneficially own on the date of this prospectus approximately 49.8% of our common stock. As a result, these entities and individuals will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding warrants and options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our shares that are eligible for future sale may have an adverse effect on the price of our stock. There were 19,862,807 shares of our common stock outstanding on the date of this prospectus, including 227,421 shares issuable upon exchange of exchangeable shares issued by MGV Energy Inc., one of our subsidiaries. Approximately 9,750,000 of these shares are freely tradeable without substantial restriction or the requirement of future registration under the Securities Act of 1933. In addition, on the date of this prospectus we had the following warrants and options outstanding to purchase shares of our common stock:

•	Warrants to purchase 5,750 shares at 10 cents per share;

•	Options to purchase 345,085 shares at $3.6875 per share;

•	Options to purchase 13,333 shares at $7.00 per share;

•	Options to purchase 308,332 shares at $7.125 per share;

•	Options to purchase 42,552 shares at $9.80 per share;

•	Options to purchase 57,501 shares at $16.04 per share;

•	Options to purchase 9,800 shares at $16.50 per share; and

•	Options to purchase 65,935 shares at $17.02 per share.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our restated certificate of incorporation contains provisions that could discourage an acquisition or change of control without our board of directors’ approval.

Our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. Our restated certificate also provides for a classified board of directors. This staggered election approach makes more difficult and discourages a proxy contest or the assumption of control by a substantial stockholder and thus increases the likelihood that incumbent directors will retain their positions.

FORWARD-LOOKING STATEMENTS

This prospectus, supplements to this prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements may be made expressly in this document or may be “incorporated by reference” to other documents we have filed with the Securities and Exchange Commission. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions used in this prospectus, supplements to this prospectus or documents incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	the quality of our properties with regard to, among other things, the existence of reserves in economic quantities;

•	our ability to increase our reserves through exploration and development;

•	the number of locations to be drilled and the time frame within which they will be drilled;

•	future prices of natural gas and crude oil;

•	anticipated domestic demand for natural gas; and

•	the adequacy of our capital resources and liquidity.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or supplements to this prospectus or, in the case of documents incorporated by reference, as of the date of such document.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

USE OF PROCEEDS

We will use the net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement for general corporate purposes and for any other purposes described in the relevant prospectus supplement. General corporate purposes may include using the net proceeds to fund our growth and for other working capital needs. The net proceeds may be used to reduce our balances under our existing credit agreement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred dividends for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Three Months Ended March 31,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Ratio of earnings to combined fixed charges and preferred dividends	1.8x	3.2x	2.2x	2.3x	1.3x	2.1x	3.2x

[1]	The ratio for the year ended December 31, 1997 is based on a pro forma consolidation of predecessor companies.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Under our restated certificate of incorporation we may issue up to 40,000,000 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under our restated certificate of incorporation we may issue up to 10,000,000 shares of preferred stock. We currently have one share of preferred stock outstanding. The single share was issued in connection with our acquisition of the remaining minority interest in our Canadian subsidiary, MGV Energy, Inc. of Calgary, Alberta, and provides voting rights to holders of MGV exchangable shares equivalent to the voting rights of our common shares for which the MGV shares are exchangeable. There are no options to purchase preferred stock currently outstanding.

Our board of directors has the authority, without further action by our stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. Our board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of our preferred stock may be greater than the rights of our common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or payment of dividends on our capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Election and Removal of Directors

Our board of directors is divided into three classes, each class having a three-year term that expires on a year different from the other classes. At each annual meeting of stockholders, the successors to the class of directors whose terms are expiring are elected to serve for three-year terms. This classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors. In addition, our directors may be removed only for cause by a two-thirds vote of stockholders. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of our board of directors.

Stockholder Meetings

Our bylaws provide that special meetings of stockholders may be called by our board of directors, our chairman of the board or our president. Stockholders may not call a special meeting of stockholders.

Business Combinations under Delaware Law

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time that the person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

In addition, the law does not apply to interested stockholders who became interested stockholders before our common stock became listed on a national securities exchange.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Limitation of Liability and Indemnification of Officers and Directors

Limitation of Liability.    Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available and equitable remedies such as injunction or rescission.

Our restated certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification.    Delaware law also authorizes corporations to indemnify their officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

Our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because such individual was one of our officers or directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents.

These provisions in our restated certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

These provisions in our restated certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws from violations thereof.

Transfer Agent And Registrar

Our common stock is listed on the New York Stock Exchange under the symbol “KWK.” Our transfer agent and registrar of the common stock is Mellon Investor Services, LLC.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on the New York Stock Exchange.

LEGAL MATTERS

Our legal counsel, Cantey & Hanger, L.L.P., Fort Worth, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001, regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Holditch-Reservoir Technologies Consulting Services. The information is incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in matters contained in the reports.

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2002 and 2001, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file such information with the New York Stock Exchange.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the offering of securities under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-3. You will find additional information about us and our securities in the registration statement on Form S-3. All statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or we terminate this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2002 Annual Meeting of Stockholders);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Our Current Report on Form 8-K filed on April 3, 2002; and

•	The description of our common stock and preferred stock contained in our Form 8-A filed October 11, 2001.

You may request a copy of these filings at no cost, by writing or telephoning Quicksilver Resources Inc., 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104, Attention: Glenn Darden, President and Chief Executive Officer, telephone: (817) 665-5000.

PROSPECTUS

750,000 Shares

Common Stock

This prospectus relates to 750,000 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus.

We will not receive any of the proceeds from sales by the selling stockholder. Sales may be effected by the selling stockholder at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices.

Our common stock is traded on the New York Stock Exchange under the symbol “KWK.” On July 9, 2002, the last reported sale price of our common stock on the NYSE was $23.04 per share.

We are an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are principally in the states of Michigan, Wyoming, Montana and Indiana.

Investing in the common stock involves certain risks.

You should carefully consider the risk factors beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 777 West Rosedale Street in Fort Worth, Texas 76104, and our telephone number is (817) 665-5000.

The date of this prospectus is July 24, 2002.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

In this prospectus, the terms “Quicksilver,” “we,” “our,” and “us” refer to Quicksilver Resources Inc. and, where appropriate, to our predecessors: Mercury Exploration Company; Quicksilver Energy, L.C.; Michigan Gas Partners Limited Partnership; and MSR Exploration Ltd. The term “you” refers to a prospective investor.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors:

Because we have a limited operating history, our future operating results are difficult to forecast, and our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Although our predecessors operated for years in the oil and gas industry prior to our formation, we began operations in 1998, and have a limited operating history in our current form upon which you may base your evaluation of our performance. As a result of our recent formation and our brief operating history, the operating results from the properties contributed by Mercury Exploration Company and others to us when we were formed may not indicate what our future results will be. We cannot assure you that we will maintain the current level of revenues, natural gas and crude oil reserves or production we now attribute to the properties contributed to us when we were formed and those acquired since our formation. Any future growth of our natural gas and crude oil reserves, production and operations could place significant demands on our financial, operational and administrative resources. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Natural gas and crude oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce.

While prices for natural gas and crude oil may be favorable at any point in time, they fluctuate widely. For example, the wholesale price of natural gas fell from approximately $5.00 per thousand cubic feet in May of 2001 to near $2.00 in January of 2002. Among the factors that can cause this fluctuation are:

•	the level of consumer product demand;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political conditions in oil and gas producing regions;

•	the domestic and foreign supply of oil and gas;

•	the price of foreign imports; and

•	overall economic conditions.

Our financial statements are prepared in accordance with generally accepted accounting principles. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates. We employ the full cost method of accounting whereby all costs associated with acquiring, exploring for, and developing oil and gas reserves are capitalized and accumulated in separate country cost centers. These capitalized costs are amortized based on production from the reserves. These capitalized cost pools cannot exceed the present value of the underlying oil and gas reserves. A write down of these capitalized costs could be required if oil and/or gas prices fall below a certain value at each reporting period end. Future price declines or increased capitalized costs without incremental increases in oil and gas reserves could require us to record a write down.

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Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC.

In order to prepare these estimates we and independent reserve engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in the information incorporated by reference into this prospectus from documents filed with the SEC. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

At December 31, 2001, approximately 19% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas and crude oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

You should not assume that the present value of future net revenues referred to in the information incorporated by reference into this prospectus from documents filed with the SEC is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. In the future, we will most likely require additional financing, in addition to cash generated from our operations, to fund our planned growth. If revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have limited ability to expend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time. If our cash flow from operations is not sufficient to satisfy

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our capital expenditure requirements, we cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, development drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Our Canadian operations present unique risks and uncertainties, different from or in addition to those we face in our domestic operations.

Through our wholly-owned Canadian subsidiary, MGV Energy Inc., we have entered into joint ventures with other companies to explore for and develop coal bed methane reserves on lands in Southern Alberta owned or controlled by our joint venture partners. We share exploratory and evaluation costs with our joint venture partners, each of which has substantially greater financial and other resources than we do. Our exploration results to date have been encouraging, prompting acceleration of our scheduled activities, expansion into other areas and increases in capital expenditures. Capital expenditures relating to our Canadian operations are budgeted to be approximately $23,000,000 in 2002, constituting approximately 29% of our total budgeted capital expenditures.

If our revenues decrease as a result of lower natural gas or crude oil prices or otherwise, we may have difficulty satisfying existing commitments for capital expenditures or limited ability to participate in further increases in capital expenditures that may be proposed by our joint venture partners. In the event additional capital resources are unavailable to us, we may curtail our acquisition, development drilling and other activities outside of Canada in order to keep pace with drilling activities within our joint ventures.

Our joint venture programs are still in their early stages and further pilot work and evaluation will be necessary to enable us to determine the appropriate pace of development and timing of capital expenditures. While initial test results indicate that net recoverable reserves on joint venture lands could be substantial, we can offer you no assurance that development will occur as scheduled or that actual results will be in accordance with estimates.

Risks of our operations in Canada include, among other things, increases in taxes and governmental royalties, changes in laws and policies governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations. Our Canadian operations may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.

We are vulnerable to operational hazards, transportation dependencies, regulatory risks and other uninsured risks associated with our activities.

The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us to experience substantial losses. Also, the availability of a ready market for our natural gas and crude oil production depends on the proximity of reserves to, and the capacity of, natural gas and crude oil gathering systems, pipelines and trucking or terminal facilities.

Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions. According to customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not covered, or

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not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to make additional acquisitions of producing properties or successfully integrate them into our operations.

Our growth in recent years has been due in significant part to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any material property interests. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. While our current operations are located primarily in Michigan, Montana, Wyoming, Indiana and Canada, we cannot assure you that we will not pursue acquisitions or properties located in other locations.

The failure to replace our reserves could adversely affect our production and cash flows.

Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves, which are primarily in the mature Michigan basin, will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. In order to increase reserves and production, we must continue our development drilling and recompletion programs or undertake other replacement activities. Our current strategy is to maintain our focus on low-cost operations while increasing our reserve base, production and cash flow through acquisitions of producing properties where we can utilize our experience as a low-cost operator and use available cash flows to continue to exploit our existing properties. We cannot assure you, however, that our planned development projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for additional reserves also could increase.

We cannot control the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. As a result, the success and timing of our drilling and development activities on properties operated by others depend upon a number of factors that are outside of our control, including:

•	timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

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•	approval of other participants in drilling wells; and

•	selection of technology.

The loss of key personnel could adversely affect our ability to operate.

Our operations are dependent on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

Competition in our industry is intense, and we are smaller and have a more limited operating history than most of our competitors.

We compete with major and independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial, and other consumers.

Leverage materially affects our operations.

As of March 31, 2002 our long-term debt was $250,227,000, including $195,000,000 outstanding under our bank credit facility, $50,887,000 outstanding under our subordinated notes (as reduced by a fair value adjustment of $2,113,000 according to FAS 133) and $4,340,000 of other debt. We had $14,481,422 of available borrowing capacity under our bank credit facility. The borrowing base limitation on our credit facility is periodically redetermined. Redeterminations occur on May 1 and November 1 of each year. Upon a redetermination that reduces the borrowing base below the outstanding debt, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments.

Our level of debt affects our operations in several important ways, including the following:

•	a large portion of our cash flow from operations is used to pay interest on borrowings;

•	the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

•	the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures, despite our entry into long-term gas contracts and hedging arrangements to reduce our exposure;

•	any debt that we incur under our bank credit facility will be at variable rates, making us vulnerable to increases in interest rates, to the extent those rates are not hedged; and

•	a high level of debt will affect our flexibility in planning for or reacting to changes in market conditions.

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In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A higher level of debt increases the risk that we may default on our debt obligations. Our ability to meet debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

If we are unable to repay our debt at maturity out of cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the principal or interest on our debt or that future borrowing or equity financing will be available to pay or refinance the debt. The terms of our debt may also prohibit us from taking these actions. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions and our market value and operations performance at the time of the offering or other financing. We cannot assure you that any offering or refinancing can be successfully completed.

Several companies have entered into purchase contracts with us for a significant part of our production and if they default on these contracts, we could be materially and adversely affected.

Several long-term contracts for the sale of a significant portion of our natural gas production are currently in place and account for a significant portion of our total revenues. We cannot assure you that the other parties to these contracts will continue to perform under the contracts. If the other parties were to default after taking delivery of our natural gas, it could have a material adverse effect on our cash flows for the period in which the default occurred. A default by the other parties prior to taking delivery of our natural gas could also have a material adverse effect on our cash flows for the period in which the default occurred depending on the prevailing market prices of natural gas at the time compared to the price required to be paid under the long-term contracts.

Our activities are regulated by complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

Oil and gas operations are subject to various federal, state and local government laws and regulations which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection; and

•	taxation.

From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted.

The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on

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our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We cannot assure you that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect our business, results of operations and financial condition.

Internal Revenue Code Section 29 income tax benefits are due to expire at the end of 2002. Unless new legislation extends the benefits, our income will be lower starting in 2003. During 2001 and 2000, we recorded revenue of $10,895,000 and $8,273,000, respectively, from Section 29 benefits and anticipate recording $10,100,000 in 2002 from these credits.

Hedging our production may result in losses.

To reduce our exposure to fluctuations in the prices of natural gas and crude oil, we have entered into long-term gas contracts and hedging arrangements. These hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	our production is materially less than expected; or

•	the other parties to the hedging contracts fail to perform their contract obligations.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and crude oil in the following instances:

•	there is a change in the expected difference between the underlying price in the hedging agreement and actual prices received; or

•	a sudden unexpected event materially impacts natural gas or crude oil prices.

Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and crude oil prices than our competitors who engage in hedging arrangements.

A small number of existing stockholders control our company, which could limit your ability to influence the outcome of stockholder votes.

Members of the Darden family, together with Mercury Exploration Company and Quicksilver Energy, L.C., companies primarily owned by the members of the Darden family, beneficially own on the date of this prospectus approximately 49.5% of our common stock. As a result, these entities and individuals may be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding warrants and options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our shares that are eligible for future sale may have an adverse effect on the price of our stock. There were 19,892,577 shares of our common stock outstanding as of June 30, 2002, including 227,421 shares issuable upon exchange of exchangeable shares issued by MGV Energy Inc., one of our subsidiaries. Approximately 9,750,000 of these shares are freely tradeable without substantial restriction or the requirement of future registration under

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the Securities Act of 1933. In addition, as of June 30, 2002 we had the following warrants and options outstanding to purchase shares of our common stock:

•	Warrants to purchase 5,750 shares at 10 cents per share;

•	Options to purchase 323,390 shares at $3.6875 per share;

•	Options to purchase 13,333 shares at $7.00 per share;

•	Options to purchase 295,875 shares at $7.125 per share;

•	Options to purchase 22,800 shares at $9.80 per share;

•	Options to purchase 57,501 shares at $16.04 per share;

•	Options to purchase 9,800 shares at $16.50 per share; and

•	Options to purchase 65,035 shares at $17.02 per share.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our restated certificate of incorporation contains provisions that could discourage an acquisition or change of control without our board of directors’ approval.

Our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to stockholders. Our restated certificate also provides for a classified board of directors. This staggered election approach makes more difficult and discourages a proxy contest or the assumption of control by a substantial stockholder and thus increases the likelihood that incumbent directors will retain their positions.

FORWARD-LOOKING STATEMENTS

Some statements made by us in this prospectus and incorporated by reference from documents filed with the SEC are “forward-looking statements.” Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

•	the quality of our properties with regard to, among other things, the existence of oil and gas reserves in economic quantities;

•	our ability to increase our reserves through exploration and development;

•	the number of locations to be drilled and the time frame within which they will be drilled;

•	future prices of natural gas and crude oil;

•	anticipated domestic demand for natural gas; and

•	the adequacy of our capital resources and liquidity.

Risks, uncertainties and other factors may cause our actual results to differ materially from anticipated results expressed or implied by these prospective statements and we undertake no obligation to update them. The most significant of these risks, uncertainties and other factors are discussed under “Risk Factors” in this prospectus and in sections of documents we incorporate by reference, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.” You are urged to carefully consider these factors.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are available to the public over the Internet or at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

The following documents that we have filed or will file with the SEC are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Our Current Report on Form 8-K filed on April 3, 2002;

•	Our Proxy Statement filed April 29, 2002;

•	The description of our common stock and preferred stock contained in our Form 8-A filed October 11, 2001; and

•	All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the SecuritiesExchange Act of 1934 after the date of this prospectus and prior to termination of this offering of common stock.

You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

Quicksilver Resources Inc.

777 West Rosedale Street, Suite 300

Fort Worth, Texas 76104

(817) 665-5000

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QUICKSILVER RESOURCES INC.

Quicksilver is an independent energy company engaged in the acquisition, development, exploration, production and sale of natural gas and crude oil and the gathering, processing and transmission of natural gas. Our producing properties are located principally in the states of Michigan, where we are the largest independent natural gas producer, Wyoming, Montana and Indiana. We acquired our first significant properties in Canada in August 1999. Over the past five years, we have significantly increased our proved reserves and production. We have accomplished this growth primarily through the acquisition of reserves in well-established producing areas followed by aggressive exploitation and development drilling and the purchase of additional interests in those or nearby similar properties. Our properties are located in well-established producing areas that have long productive histories and typically exhibit low annual decline rates.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

SELLING STOCKHOLDER

The selling stockholder who is offering the 750,000 shares of the common stock covered by this prospectus is Mercury Exploration Company. Mercury purchased these shares in 1999 from Trust Company of the West. We issued the shares to Trust Company of the West in 1998 in exchange for a credit against indebtedness we owed to that company. The table below sets out the number of our shares held by Mercury before and after this offering, the number of our shares covered by this prospectus and other information concerning Mercury’s beneficial ownership of shares of our common stock. Mercury may sell none, some or all of the shares of common stock offered by this prospectus.

Selling Stockholder Name	Beneficial Share Ownership Before Completion of Offering		Shares of Common Stock Covered by Prospectus	Beneficial Share Ownership After Completion of Offering
	Number of Shares(1)	Percent of Class		Number of Shares	Percent of Class
Mercury Exploration Company	5,127,517	25.80%	750,000	4,377,517	22.03%

(1)	Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to the 5,127,517 shares of our common stock beneficially owned by Mercury. Thomas F. Darden is our Chairman of the Board and one of our directors. Glenn Darden is our President and one of our directors. Anne Darden Self is our Vice President-Human Resources and one of our directors. Members of the Darden family, together with Mercury and Quicksilver Energy, L.C., companies primarily owned by the Darden family, beneficially own as of the date of this prospectus approximately 49.5% of our common stock.

Mercury has advised us that the distribution of the shares of common stock offered in this prospectus by Mercury may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or in transactions otherwise than on that exchange or in any combination of transactions. Sales may be effected at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Mercury may sell shares to or through broker-dealers in transactions involving one or more of the following:

•	a block trade in which the broker-dealer attempts to sell the shares as agent but, to facilitate the transaction, may position and resell a portion of the block as principal;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; or

•	ordinary brokerage transactions in which the broker-dealer solicits purchases.

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Broker-dealers participating in the distribution of shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by the broker-dealers and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

Upon notification by Mercury of any material arrangement to sell shares through a secondary distribution, or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, to disclose among other things the names of the broker-dealers, the number of shares involved, the price at which the shares will be sold and the commissions paid or the discounts or concessions allowed to the broker-dealers.

We cannot assure you that Mercury will sell any or all of the common stock offered by this prospectus.

RECENT DEVELOPMENTS

Renewal of Credit Facility.

On May 13, 2002, our three-year revolving credit facility was amended to mature on May 13, 2005. It permits us to obtain revolving credit loans and to issue letters of credit for our account from time to time in an aggregate amount not to exceed $250,000,000. The borrowing base as of May 13, 2002 was $210,000,000 and is subject to semi-annual redetermination. At our option, loans may be prepaid, and revolving credit commitments may be reduced in whole or in part at any time in minimum amounts. We can designate the interest rate on amounts outstanding at either the London InterBank Offered Rate (LIBOR) + 1.875% or the bank prime rate. On July 2, 2002, our interest rate was set at 3.735% through October 2, 2002 on $177,000,000. The collateral for the credit facility consists of substantially all of our existing assets and any future reserves acquired. The credit facility prohibits the declaration or payment of dividends by us and contains other restrictive covenants, which, among other things, require the maintenance of a minimum current ratio. We currently are in compliance with all such restrictions. As of May 13, 2002, we had $21,386,000 available under the credit facility.

Voyager Compression Services, LLC.

We own 65% of Voyager Compression Services, LLC, a gas compression company. Mercury Exploration Company owns 33% of Voyager, and Jeff Cook, one of our officers, owns the remaining 2%. Voyager is currently engaged in negotiations for the sale of all of its compressor fabrication assets to an unrelated third party. Voyager plans to sell its remaining assets prior to the end of 2002. As a result of the disposition of Voyager’s assets and the discontinuation of its business, we expect to recognize a loss on our investment in Voyager of up to $600,000.

VALIDITY OF COMMON STOCK

Our counsel, Cantey & Hanger, L.L.P., Fort Worth, Texas, will give a legal opinion as to the validity of our shares of common stock.

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EXPERTS

The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001, regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Holditch-Reservoir Technologies Consulting Services. The information is incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in matters contained in the reports.

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2002 and 2001 which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

3,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

August 20, 2003

Bear, Stearns & Co. Inc.